Exhibit 99.1

September 21, 2010

TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH

US GEOTHERMAL UPDATES STATUS OF DEVELOPMENT PROJECTS

NEW WELLS DRILLED AT NEAL HOT SPRINGS

BOISE, Idaho, September 21, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a leading renewable energy development company focused on the production and sale of electricity from geothermal energy, today provides an update of its project development activities at Neal Hot Springs, Oregon; San Emidio, Nevada; Raft River, Idaho and Gerlach, Nevada .

At Neal Hot Springs, injection well NHS-10 has recently been drilled to a depth of 2,465 feet and successfully tested. Initial injection test analyses indicate that the well will sustain approximately 1,100 gallons per minute of fluid injection for the life of the project. A second injection well is currently at a depth of 1,950 feet and is expected to be completed in late September, 2010. Drilling of NHS-8, the project’s third production well is also underway and is currently at a depth of 2,350 feet. NHS-8 is expected to reach the production zone before the end of September. Equipment procurement and pipeline fabrication is underway in preparation for a 30-day reservoir test scheduled to begin in mid-October, 2010. The test is designed for continuous, multi-well production, injection, and monitoring to provide data across the well field that will be integrated into the numerical reservoir model.

At San Emidio Phase 1, construction of the 11.5 MW (gross), modular power plant is underway. Three days of initial design and planning meetings were recently conducted with the equipment supplier and the construction contractor. Key milestones completed to date include execution of a purchase order for 28,000 feet of cooling water supply pipe for delivery and installation before the end of the year, site geotechnical work, and detailed site surveys. On August 5, 2010, NV Energy issued a draft interconnection agreement that will allow delivery of up to 15 MWs of power onto the transmission system. An internal evaluation of historic temperature gradient drill hole data has extended the high temperature anomaly southwest from existing production wells for a distance of 1.5 miles.

For San Emidio Phase 2 well field development, the $3.8 million U.S. Department of Energy ("DOE") cost-shared innovative exploration program continues on schedule. Surface geologic mapping by the University of Nevada-Reno has been completed and structural analysis of the mapping is underway. State-of-the-art interpretation of satellite data that measures ground surface deformation has also been completed. Preliminary results show excellent correlation between surface deformation and known producing fractures, establishing this method as an effective tool for locating wells. Field work for a high-precision seismic refraction survey is currently underway. Data acquisition is expected to be completed by mid-October and processing and interpretation will be completed by mid-November. Complete analysis of all data acquired from the three tasks will be used to locate drill targets for the Phase 2 production wells by year-end.

At Raft River, the $10.2 million DOE cost-shared thermal fracturing program continues on schedule. Nine solar powered seismic stations were installed in June and will be used to monitor the test. Construction is substantially complete on the injection pipeline that extends from the Unit 1 power plant to well RRG-9. A detailed, 3-D magnetotelluric survey is scheduled to be executed during the 4th quarter of 2010. It is expected that during the 1st quarter of 2011, a drill rig will be mobilized to set casing down to the geologic formation targeted for the thermal fracture test, and the first phase of cold water injection will commence.

At U.S. Geothermal Inc’s 60% owned Gerlach Project, the final planning and drill bid evaluation is underway for production well drilling which is expected to commence in early October. Five separate, potential production zones, characterized by total lost circulation during drilling operations, have been encountered at Gerlach by past operators in four exploration wells, but none of the zones have been flow tested. One of these production targets will be drilled and fully tested. The drilling is scheduled for completion to a depth of 1,000’ by late October, 2010. The Gerlach Project has 3,615 acres of energy rights, and has an extensive database from previous studies and exploration drilling. The Gerlach known geothermal resource area was ranked as the No. 3 top resource in Nevada by the United States Geological Survey and has estimated resource temperatures from geochemical analysis of 338º F to 352º F.

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio Phase 1 project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with Enbridge, application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.